Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

August 18, 2020
USA Technologies, Inc. 100 Deerfield Lane, Suite 300 Malvern, Pennsylvania 19355

Re:   Registration Statement on Form S-8
Ladies and Gentlemen:
Reference is made to the registration statement on Form S-8 (the "Registration Statement") of USA Technologies, Inc., a Pennsylvania corporation (the "Company"), filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 2,500,000 shares of the Company's common stock, no par value (the "Shares"), pursuant to awards granted or available for grant under the Company's 2018 Equity Incentive Plan (the "Equity Incentive Plan"). You have requested that we render the opinion set forth in this letter and we are furnishing this opinion to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, in connection with the filing of the Registration Statement.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.
We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the Equity Incentive Plan, and such other documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company and we have not independently established the facts so relied on.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Subject to the foregoing and the other matters set forth herein, it is our opinion that when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the participants and have been issued and sold by the Company in the circumstances contemplated by the Equity Incentive Plan, assuming in each case that the individual issuances, grants or awards under the Equity Incentive Plan are duly authorized by all

USA Technologies, Inc. August 18, 2020 Page 2

necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Equity Incentive Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Shares will be legally and validly issued, fully paid and nonassessable.
We express no opinion herein as to the law of any state or jurisdiction other than the laws of the Commonwealth of Pennsylvania, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state, and the federal laws of the United States of America.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP